EXHIBIT 99.1

News Release

Contact:	Terry L. Proveaux Director of Investor Relations 615.345.5577 tproveaux@renalcaregroup.com

RENAL CARE GROUP TO ACQUIRE NATIONAL NEPHROLOGY ASSOCIATES
IN TRANSACTION VALUED AT $345 MILLION

Nashville, Tennessee, (February 2, 2004) — Renal Care Group, Inc. (NYSE:RCI) today announced that it has signed a definitive agreement to acquire National Nephrology Associates, Inc. (“NNA”), a Nashville-based dialysis services provider, in a transaction valued at $345 million. Through the acquisition of NNA, Renal Care Group will add approximately 5,600 patients and 87 outpatient dialysis facilities in 15 states, as well as acute care contracts with approximately 55 hospitals. Following completion of the transaction, Renal Care Group will serve almost 28,000 patients at over 370 facilities in 30 states, in addition to providing acute dialysis services at more than 175 hospitals.

     Under the terms of the agreement, the total consideration of $345 million will consist of a cash payment of approximately $167 million to NNA’s equity holders and the assumption of NNA’s outstanding debt, including its $160 million of 9% senior subordinated notes due 2011, and other indebtedness, including capital leases. Renal Care Group plans to finance the acquisition through a new credit facility, which will be available to provide funds for working capital, de novo development, acquisitions, repurchases of common stock and other general corporate purposes. Completion of the transaction, which is expected to close on or before March 31, 2004, is subject to customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

     Gary Brukardt, president and chief executive officer of Renal Care Group, said, “Our strategy has always been, first and foremost, to deliver optimal care to patients with ESRD, second, to remain focused on dialysis services, and third, to grow the Company’s business. We believe the acquisition of National Nephrology Associates is consistent with this strategy. We are especially pleased to affiliate with NNA’s group of over 200 physicians and 1,700 dedicated employees who work to improve and extend the lives of patients. Together, we have the opportunity to have an even greater impact on the dialysis industry using our combined strengths to fulfill our mutual missions of improving the quality of ESRD patients’ lives.”

     Mr. Brukardt continued, “The addition of NNA’s operations, which are located in markets complementary to ours, provides an expanded platform from which we can leverage our existing services and expertise. As such, we believe that integration of NNA’s operations will enhance our earnings immediately and create further potential for favorable financial and operating results over the long term.”

     Michael N. Cannizzaro, chairman and chief executive officer of NNA, commented, “We are proud to have built the country’s sixth largest dialysis services company. Renal Care Group shares our commitment to improving the quality of life and care for patients. We have like-minded philosophies that quality care and successful financial results are not mutually exclusive but, rather, are dependent upon one another. Therefore, we believe that this combination is the best choice to take our operations to the next level of development to benefit our patients, employees and stakeholders. We are committed to working closely with Renal Care Group’s team during the coming months to bring about a smooth transition of our operations.”

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RCI to Acquire NNA

February 2, 2004

     David Dill, executive vice president and chief financial officer of Renal Care Group, added, “As a result of the acquisition of NNA, we are revising our previously announced financial objectives for 2004. We expect the acquired operations to add approximately $200 million to our 2004 revenues. We also estimate that the transaction will produce immediate accretion to our 2004 earnings of approximately $0.05 per share. As such, we expect that Renal Care Group will post full year 2004 revenues between $1.3 billion and $1.4 billion and full year net income between $2.45 and $2.55 per share.”

2004 Revised Corporate Objectives
(Assumes completion of NNA Acquisition as of 3/31/04)

Revenues	$1.3 to $1.4 billion
Earnings per Share	$2.45 to $2.55
Same-Market Treatment Growth	4% to 6%
Same-Market Revenue Growth	5% to 7%
Patients	30,000 to 31,000
Treatments	4.1 to 4.3 million
Capital Expenditures	$85 to $95 million
Acquisition Target	1,000 to 1,500 patients

     Banc of America Securities LLC acted as financial advisor to Renal Care Group, Inc. in the transaction.

     Renal Care Group will hold a conference call to discuss this press release on Monday, February 2, 2004, at 8:00 a.m., Eastern Time. A listen-only simulcast, as well as a replay, of the conference call to discuss this press release will be available online at the Company’s website at www.renalcaregroup.com.

     Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company treats over 22,300 patients at more than 285 owned outpatient dialysis facilities, in addition to providing acute dialysis services at more than 120 hospitals. Over 6,700 associates provide services across the Company’s 27-state network. More information about Renal Care Group, Inc. can be found at www.renalcaregroup.com.

     Certain statements in this press release, particularly those of Mr. Brukardt and Mr. Dill, statements about the Company’s corporate objectives for 2004, and statements about the combined operations of Renal Care Group and National Nephrology Associates, Inc., constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like believe, expect, plan, intend, will and the like, include statements regarding our corporate objectives for 2004, our plans for repurchases of common stock under our stock repurchase program and any other statements that necessarily depend on future events. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: the integration of acquired businesses, changes in the Medicare and Medicaid programs; payment reductions by private insurers, hospitals or managed care organizations; changes in the health care delivery, financing or reimbursement systems; risks related to the drug Epogen (EPO); compliance with health care and other applicable laws; and dependence on executive officers. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report. Copies of these filings are available from Renal Care Group upon request.

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